Exhibit 10.2

Kaiser Aluminum Corporation
2016 Equity and Incentive Compensation Plan
Restricted Stock Unit Award Agreement
You have been selected to receive a grant of Restricted Stock Units pursuant to the Kaiser Aluminum Corporation 2016 Equity and Incentive Compensation Plan (the “Plan”), as specified below:
Participant: [___________________________]
Date of Grant: [_________________________]
Number of Restricted Stock Units Granted: [______________________]
Vesting Schedule: The Restricted Stock Units granted shall vest as follows:

Date(s) on Which Restricted Stock Units Granted Vest	Number of Restricted Stock Units Which Vest Thereon

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), effective as of the Date of Grant, evidences the grant of Restricted Stock Units (“RSUs”) by Kaiser Aluminum Corporation, a Delaware corporation (the “Company”), to the Participant named above (the “Participant”) pursuant to the provisions of the Plan.
This Agreement and the Plan collectively provide a complete description of the terms and conditions governing the RSUs granted hereunder. If there is any inconsistency between the terms of this Agreement, on the one hand, and the terms of the Plan, on the other hand, the Plan’s terms shall control. All capitalized terms shall have the meanings ascribed to them in the Plan unless specifically set forth otherwise herein.
1.    Employment with the Company. Except as may otherwise be provided in Sections 5 or 6 of this Agreement, RSUs granted hereunder are granted on the condition that the Participant remains an Employee of the Company (as defined in Section 12 of this Agreement) from the Date of Grant through (and including) the date(s) on which the RSUs vest set forth under “Vesting Schedule” above (such applicable periods each being referred to herein as a “Restriction Period”).

This grant of RSUs shall not confer any right to the Participant (or any other Participant) to be granted RSUs or other awards in the future under the Plan.
2.    Account for RSUs. The RSUs covered by this Agreement are granted to the Participant effective on the Date of Grant and are subject to, and granted upon, the terms, conditions and restrictions set forth in this Agreement and the Plan. The RSUs granted hereunder shall vest on the date(s) and in the number(s) set forth under “Vesting Schedule” above, subject to the terms and conditions of this Agreement. The RSUs granted hereunder shall be credited to a bookkeeping entry in the Participant’s name established and maintained by the Company until payment or forfeiture of such RSUs in accordance with this Agreement.
3.    Issuance of the Common Shares.

(a)	Each RSU granted hereunder that vests shall entitle the Participant to receive one (1) Common Share, subject to adjustment in accordance with Section 11 of the Plan.

(b)
The Company shall issue or deliver Common Shares to the Participant (or, in the event the issuance or delivery of Common Shares occurs after the Participant’s death, to the person or persons that have been named as the Participant’s beneficiary as contemplated by Section 9 of this Agreement or to the person or persons that have acquired rights to such RSUs by will or the laws of descent and distribution) to settle vested RSUs granted hereunder: (i) except with respect to Sections 5 and 6 of this Agreement, on or as promptly as practicable following the applicable date set forth under “Vesting Schedule” above; (ii) in the event of the Participant’s death (which event is contemplated by Section 5(a) of this Agreement) or the Participant’s Disability (as defined in, and which event is contemplated by, Section 5(b) of this Agreement), on or as promptly as practicable following the date of such event; (iii) in the event of the Participant’s “separation from service” from the Company within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the Treasury Regulations (which is an event contemplated by either of Section 5(c) or 5(d) of this Agreement), on or as promptly as practicable following the applicable date set forth under “Vesting Schedule” above (provided, however, that, in the event of the Participant’s death or Disability or a Change in Control following such “separation from service,” the Common Shares shall be issued or delivered on or as promptly as practicable following the date of such death, Disability or Change in Control as provided under clause (ii) or (iv) of this Section 3(b)); or (iv) in the event of a Change in Control (which event is contemplated by Section 6 of this Agreement), on or as promptly as practicable following the date of the Change in Control (provided that, if the Change in Control does not constitute a “change of control event” (as described in Treasury Regulation Section 1.409A-3(i)(5)(i)) with respect to the Company, the Common Shares shall not be issued or delivered as a result of such event and shall instead be issued or delivered in accordance with this Section 3(b) of this Agreement upon the next event contemplated hereby).

(c)
Except to the extent determined by the Committee and permitted by the Plan and applicable law, the Company may not issue or deliver Common Shares to the Participant in respect of the RSUs granted hereunder at a time earlier than otherwise expressly provided in this Agreement.

(d)
The Company’s obligations to the Participant with respect to this Agreement and the RSUs granted and vested hereunder shall be satisfied in full upon the issuance or delivery of Common Shares in respect of such RSUs.

4.    No Rights as Stockholder; Dividend Equivalents.

(a)
The Participant shall have no rights of ownership in the RSUs granted hereunder and shall have no voting or other ownership rights in respect of the Common Shares underlying the RSUs granted hereunder until the date on which such Common Shares underlying the RSUs, if any, are issued or delivered to the Participant pursuant to Section 3 of this Agreement.

(b)
If the Company declares a dividend or distribution on the Common Shares payable other than in shares of the Company’s capital stock and the record date for such dividend or distribution occurs before the date on which the Common Shares are issued or delivered in accordance with Section 3(b), the Participant shall be paid, on or as promptly as practicable after the payment date for such dividend or distribution (and, in any event, within the same calendar quarter in which such dividend or distribution is paid), the amount and type of dividend or distribution that the Participant would have received if the RSUs to which such Common Shares relate had vested and the number of Common Shares underlying such RSUs had been issued and outstanding and held of record by the Participant on such record date. If the Company declares a dividend or distribution on the Common Shares payable other than in shares of the Company’s capital stock and the record date for such dividend or distribution occurs after a vesting date or event but before Common Shares are issued or delivered to the Participant in settlement of any RSUs that vested on such vesting date or event, the Participant shall be paid, on or as promptly as practicable after the payment date for such dividend or distribution (and, in any event, within the same calendar year in which such dividend or distribution is paid), the amount and type of dividend or distribution that the Participant would have received if such Common Shares had been issued and outstanding and held of record by the Participant on such record date. For purposes of the time and form of payment requirements of Section 409A of the Code, such dividend and distribution equivalents shall be treated separately from the right to receive the RSUs.

(c)
The obligations of the Company under this Agreement are unfunded and unsecured, and the rights of the Participant hereunder will be no greater than those of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

(d)
In the event that (i) the Participant ceases to be an Employee of the Company during a Restriction Period and forfeits RSUs pursuant to Section 5 of this Agreement or (ii) the Participant forfeits RSUs pursuant to Section 7 or 8 of this Agreement, the Company shall have the right to demand that all or any portion of dividend or distribution equivalents theretofore received by the Participant in respect of such forfeited RSUs be repaid to the Company. Furthermore, the Company may, to the extent permitted by law, set off the amounts payable to it as a result of any such demand against any amounts that may be owing from time to time by the Company or any Subsidiary to the Participant, whether as wages or vacation pay or in the form of any other benefit or for any other reason; provided, however, that except to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4), such offset shall not apply to amounts that are “deferred compensation” within the meaning of Section 409A of the Code.

5.    Cessation of Employment.

(a)
By Death. In the event the Participant ceases to be an Employee of the Company by reason of death during a Restriction Period, all RSUs granted hereunder and held by the Participant at the time of death shall no longer be subject to the Restriction Period and shall become 100% vested, and the Company shall issue or deliver the Common Shares underlying such RSUs in accordance with Section 3(b) of this Agreement.

(b)
By Disability. In the event the Participant becomes Disabled (as defined in this Section 5(b)) during a Restriction Period, all RSUs granted hereunder and held by the Participant at the time of the Participant’s Disability shall no longer be subject to the Restriction Period and shall become 100% vested, and the Company shall issue or deliver the Common Shares underlying such RSUs in accordance with Section 3(b) of this Agreement.

“Disabled” or “Disability” shall be defined as unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(c)
Involuntary Termination Other Than For Cause or Detrimental Activity; Termination For Good Reason. In the event the Participant ceases to be an Employee of the Company during a Restriction Period because either (i) the Company or any of its Subsidiaries terminates such employment for any reason other than for Cause (as defined in Section 12 of this Agreement) or other Detrimental Activity (as defined in Section 12 of this Agreement) or (ii) the Participant terminates his or her employment for Good Reason (as defined in Section 12 of this Agreement), all RSUs granted hereunder and held by the Participant at the time of such employment termination shall, subject to the forfeiture provisions contained in Section 7 and 8 of this Agreement, remain outstanding and vest on the date(s) set forth under “Vesting Schedule” above (provided, however, that, in the event of the Participant’s death or Disability or a Change in Control following such employment termination, all RSUs granted hereunder and held by the Participant at the time of such death, Disability or Change in Control shall no longer be subject to the Restriction Period and shall become 100% vested) and the Company shall issue or deliver the Common Shares underlying such RSUs in accordance with Section 3(b) of this Agreement.

(d)
Retirement. In the event the Participant ceases to be an Employee of the Company as a result of retirement at or after age 65 (“Retirement”) during a Restriction Period, a pro rata portion, determined in accordance with the next following sentence, of all RSUs granted hereunder and held by the Participant at the time of such Retirement shall, subject to the forfeiture provisions contained in Sections 7 and 8 of this Agreement, remain outstanding and vest on the date(s) set forth under “Vesting Schedule” above (provided, however, that, in the event of the Participant’s death or Disability or a Change in Control following the Participant’s Retirement, such pro rata portion of RSUs granted hereunder and held by the Participant at the time of such death, Disability of Change in Control shall no longer be subject to the Restriction Period and shall become vested) and the Company shall issue or deliver the Common Shares underlying such RSUs in accordance with Section 3(b) of this Agreement. Such pro rata portion shall be determined based on a fraction, the numerator of which shall be the number of days the Participant was employed during a Restriction Period and the denominator of which shall be the total number of days in such Restriction Period. RSUs granted hereunder and held by the Participant at the time of a Retirement contemplated by this

Section 5(d) that do not remain outstanding and vest as provided above shall be forfeited by the Participant upon such Retirement.

(e)
For Other Reasons. In the event the Participant ceases to be an Employee of the Company for any reason other than a reason set forth in Section 5(a), 5(b), 5(c) or 5(d) of this Agreement during a Restriction Period, all unvested RSUs granted hereunder and held by the Participant at the time of employment cessation shall be forfeited by the Participant. The Company shall have the right, at the sole discretion of the Committee, to vest all or any portion of the RSUs held by the Participant that would otherwise be forfeited.

6.    Change in Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control during a Restriction Period and while the Participant continues to be an Employee of the Company (unless the Participant has ceased to be an Employee of the Company as a result of employment termination as contemplated by Section 5(c) of this Agreement or as a result of Retirement as contemplated by Section 5(d) of this Agreement), the Restriction Period shall immediately lapse, with all RSUs granted hereunder and held by the Participant at the time of such Change in Control no longer being subject to any Restriction Period and becoming 100% vested, and the Company shall issue and deliver the Common Shares underlying such RSUs to the Participant in accordance with Section 3(b) of this Agreement.

7.    Restrictions on Transfer. Except as may otherwise be provided herein or in the Plan, neither the RSUs granted hereunder nor any right or interest under this Agreement (including, without limitation, any interest in the Common Shares underlying such RSUs) shall be transferable prior to payment in accordance with Section 3 of this Agreement other than as contemplated by Section 9 of this Agreement or by will or the laws of descent and distribution. If, during a Restriction Period, RSUs granted hereunder or any right or interest under this Agreement (including, without limitation, any interest in the Common Shares underlying RSUs) are sold, transferred, pledged, assigned or otherwise alienated or hypothecated, whether voluntarily or involuntarily, other than in accordance with this Agreement or the Plan, or if any attachment, execution, garnishment or lien shall be issued against or placed upon RSUs granted hereunder or any right or interest under this Agreement (including, without limitation, any interest in the Common Shares underlying RSUs), all RSUs shall be immediately forfeited by the Participant and all obligations of the Company under this Agreement shall terminate.

8.    Detrimental Activity. If the Participant, either during employment by the Company or any Subsidiary or within one (1) year after termination or cessation of such employment (or, if cessation of such employment results from Retirement as contemplated by Section 5(d) of this Agreement, within the period ending one (1) year after the latest date set forth under “Vesting Schedule” above), shall engage in any Detrimental Activity, and the Committee shall so find, the Participant upon notice of such finding shall be obligated to:

(a)	Forfeit any RSUs granted hereunder then held by the Participant;

(b)
Return to the Company, in exchange for payment by the Company of any cash amount actually paid therefor by the Participant (unless such payment is prohibited by law), all Common Shares that the Participant has not disposed of that were acquired pursuant to this Agreement since the date that is one (1) year prior to the date of the commencement of such Detrimental Activity; and

(c)
With respect to any Common Shares so acquired that the Participant has disposed of, pay to the Company in cash the aggregate Market Value per Share of the Common Shares on the date of such acquisition.

To the extent that such amounts are not paid to the Company, the Company may, to the extent permitted by law, set off the amounts so payable to it against any amounts that may be owing from time to time by the Company or any Subsidiary to the Participant, whether as wages or vacation pay or in the form of any other benefit or for any other reason; provided, however, that except to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4), such offset shall not apply to amounts that are “deferred compensation” within the meaning of Section 409A of the Code. For purposes of this Section 8, Common Shares shall be deemed to be acquired pursuant to this Agreement at such time as they are issued or delivered to the Participant to settle vested RSUs.
9.    Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of the Participant’s death before the Participant receives all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Vice President Human Resources of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid in accordance with the Participant’s will or the laws of descent and distribution.
10.    Continuation of Employment. This Agreement shall not confer upon the Participant any right with respect to continuance of employment with the Company or any Subsidiary, nor shall this Agreement interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate the Participant’s employment or other service at any time.

11.    Miscellaneous.

(a)
This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)	In accordance with Section 18 of the Plan, the Board may terminate, amend or modify the Plan.

(c)
The Participant shall be obligated to pay to the Company or make arrangements satisfactory to the Committee for payment of any federal, state and local taxes (including the Participant’s FICA obligation), whether domestic or foreign, required by law to be withheld on account of any event under this Agreement.

The Company shall have the power and the right to deduct or withhold from the Participant’s compensation an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation), whether domestic or foreign, required by law to be withheld with respect to any event under this Agreement.
Notwithstanding the above, unless otherwise determined by the Committee, the Company will withhold Common Shares otherwise to be issued or delivered to settle vested RSUs having an aggregate Market Value per Share on the date the tax is to be determined equal to the amount required to be withheld. Such withholding shall be subject to any procedural rules adopted by the Committee with respect thereto.

(d)
The Participant shall be obligated to take all steps necessary to comply with all applicable provisions with respect to transfers of the Company’s securities imposed by the Company’s certificate of incorporation, bylaws and insider trading policies and federal and state securities laws, each as in effect from time to time, in exercising his or her rights under this Agreement.

(e)
All obligations of the Company under the Plan and this Agreement shall be binding on any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company.

(f)	This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

(g)
Notice hereunder shall be given to the Company at its principal place of business or such other address as the Company may subsequently furnish to the Participant in writing, and shall be given to the Participant at the address of such Participant that is specified in the Company’s records.

(h)
If there is any inconsistency between the terms of this Agreement and the terms of a written employment agreement between the Participant and the Company or any Subsidiary (the “Employment Agreement”) relating to the vesting of RSUs granted hereunder, the terms of the Employment Agreement shall control, provided that such terms of the Employment Agreement are not inconsistent with the terms of the Plan.

(i)	The Participant is deemed to be bound by the terms and conditions governing the RSUs granted hereunder as the same are set forth in this Agreement and the Plan, regardless of whether the

Participant acknowledges acceptance of such grant by electronic communication or other written communication.

(j)
To the extent applicable, this Agreement and the Plan are intended to comply with Section 409A of the Code and all provisions of this Agreement and the Plan shall be administered, construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. To the extent that the RSUs, or the issuance or delivery of the Common Shares underlying the RSUs or the payment of dividend or distribution equivalents, are subject to Section 409A of the Code, the RSUs shall be awarded, any Common Shares in respect thereof shall be issued or delivered and the payment of dividend or distribution equivalents shall be paid, in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, the Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed in connection with this Agreement (including any taxes and penalties under Section 409 of the Code), and neither the Company nor any Subsidiary shall have any obligation to indemnify or otherwise hold the Participant harmless from any or all of such taxes or penalties. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. Notwithstanding any other provision to the contrary, to the extent that any payment described in this Agreement constitutes a “deferral of compensation” subject to Section 409A of the Code (after taking into account to the maximum extent possible any applicable exemptions) treated as payable upon a “separation from service” (as defined in Section 409A of the Code), then, if on the date of the Participant’s separation from service, the Participant is a “specified employee” (as defined in Section 409A of the Code and using the identification methodology selected by the Company from time to time), to the extent required for the Participant not to incur additional taxes pursuant to Section 409A of the Code, then such payment will be made to the Participant on the fifth business day of the seventh month after such separation from service. Notwithstanding any other provision to the contrary, a termination or cessation of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” upon or following a termination or cessation of employment unless such termination is also a “separation from service” from the Company, and, for purposes of any such provision of this Agreement, references to “employment termination,” “termination of employment,” “employment cessation,” “cessation of employment” or like terms shall mean “separation from service.”

(k)
Nothing in this Agreement prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purposes of clarity, the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

(l)
In connection with the grant of the RSUs, the Company will collect and use certain personal information about the Participant. If the Participant is a California resident, the Participant should refer to terms in a separate privacy notice for more information about the personal information the Company will collect and the purposes for which the Company will use such data in relation to the grant of the RSUs. The Participant should review such notice prior to executing this Agreement.

(m)
If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Agreement under any applicable law, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Agreement will remain in full force and effect.

12.    Definitions.

(a)
“Cause” means (i) the Participant’s engaging in fraud, embezzlement, gross misconduct or any act of gross dishonesty with respect to the Company or its affiliates, (ii) the Participant’s habitual drug or alcohol use which impairs the ability of the Participant to perform his or her duties with the Company or its affiliates, (iii) the Participant’s indictment with respect to, conviction of, or plea of guilty or no contest to, any felony, or other comparable crime under applicable local law (except, in any event, for motor vehicle violations not involving personal injuries to third parties or driving while intoxicated), or the Participant’s incarceration with respect to any of the foregoing that, in each case, impairs the Participant’s ability to continue to perform his or her duties with the Company and its affiliates, or (iv) the Participant’s material breach of any written employment agreement or other agreement between the Company and the Participant, or of the Company’s Code of Business Conduct and Ethics, or failure by the Participant to substantially perform his or her duties for the Company which remains uncorrected or reoccurs after written notice has been delivered to the Participant demanding substantial performance and the Participant has had a reasonable opportunity to correct such breach or failure to perform.

(b)
“Detrimental Activity” means any conduct or act determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary, including, without limitation, any one or more of the following types of activity:

(i)	Conduct resulting in an accounting restatement due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws.

(ii)
Engaging in any activity, as an employee, principal, agent or consultant for another entity that competes with the Company in any actual, researched or prospective product, service, system or business activity for which the Participant has had any direct responsibility during the last two (2) years of his or her employment with the Company or a Subsidiary, in any territory in which the Company or a Subsidiary manufactures, sells, markets, services or installs such product, service or system, or engages in such business activity.

(iii)	Soliciting any Employee of the Company to terminate his or her employment with the Company or a Subsidiary.

(iv)
The disclosure to anyone outside the Company or a Subsidiary, or the use in other than the Company’s or a Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and its Subsidiaries acquired by the Participant during his or her employment with the Company or its Subsidiaries or while acting as a consultant for the Company or its Subsidiaries.

(v)
The failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company or any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent where appropriate in the United States and in other countries.

(vi)	Activity that results in termination of employment for Cause.

(c)	“Employee of the Company” means an officer or employee of the Company or one or more of its Subsidiaries.

(d)
“Good Reason” means, without a Participant’s consent, the occurrence of any of the following events which is not cured by the Company within ten (10) business days following the Participant’s written notice to the Company of the event constituting Good Reason; provided, however, that (x) if such written notice is not received by the Company within the thirty (30) day period after the date on which the Participant first had knowledge of the occurrence of such event giving rise to Good

Reason, any such written notice shall not be effective and the Participant shall be deemed to have waived his/her right to terminate employment for Good Reason with respect to such event or (y) if the Participant does not terminate his or her employment within the ninety (90) day period after the date on which the Participant first had knowledge of the occurrence of such event giving rise to Good Reason, the Participant shall be deemed to have waived his or her right to terminate employment for Good Reason with respect to such event:

(i)
Demotion, reduction in title, reduction in position or responsibilities, or change in reporting responsibilities or reporting level that is materially and adversely inconsistent with the Participant’s then position or the assignment of duties and/or responsibilities materially and adversely inconsistent with such position; or

(ii)	Relocation of the Participant’s primary office location more than fifty (50) miles from the Participant’s then current office location; or

(iii)
Reduction of greater than 10% in the Participant’s then base salary or reduction of greater than 10% in the Participant’s then long term or short term incentive compensation opportunity or a reduction in the Participant’s eligibility for participation in the Company’s benefit plans that is not commensurate with a similar reduction among similarly situated employees.